UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2009

Irvine Sensors Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-08402	33-0280334
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 549-8211

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.
Irvine Sensors Corporation (the “Company”) issued 400,000 shares of common stock to an accredited institutional investor upon such investor’s conversion on December 10, 2009 of $160,000 of the stated value of the Series A-1 10% Cumulative Convertible Preferred Stock (the “Series A-1 Stock”) of the Company. The Company also issued an aggregate of 2,700,000 shares of common stock to the same investor upon such investor’s successive conversions on December 31, 2009 of an aggregate of $1,080,000 of the stated value of the Series A-1 Stock. The Company also issed 93,700 shares of common stock to another accredited investor upon such investor’s conversion on December 31, 2009 of $37,480 of the stated value of the Series A-1 Stock. The Company also issued 245,900 shares of common stock to the same investor upon such investor’s conversion on December 31, 2009 of $98,360 of the stated value of the Series A-2 10% Cumulative Convertible Preferred Stock of the Company. As a result of the issuances on December 31, 2009, the Company has issued more than 5% of its outstanding shares of common stock in unregistered transactions in the aggregate since the last report that it filed under Item 3.02 with the Securities and Exchange Commission.
The above-described sales have been determined to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering, in which the investors are accredited and have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRVINE SENSORS CORPORATION

(Registrant)

Dated: January 7, 2010	/s/ JOHN J. STUART, JR.

John J. Stuart, Jr.
Senior Vice President and Chief Financial Officer